PREFERRED APARTMENT COMMUNITIES, INC.
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN
1.Purpose and Effective Date. Preferred Apartment Communities, Inc. (the “Company”) has adopted this Executive Severance and Change in Control Plan (the “Plan”) to provide for the payment of severance and/or change in control benefits to Eligible Individuals. The effective date of the Plan is __________________________, 2020 (the “Effective Date”).
2.Definitions. For purposes of the Plan, the terms listed below will have the meanings specified herein:
(a)“Accrued Payments” means (i) any unpaid Base Salary through the Date of Termination (but calculated at the rate then in effect), which shall be paid within 30 business days of the Date of Termination, (ii) unreimbursed business expenses that are eligible for reimbursement in accordance with the applicable Company or Affiliate policies through the Date of Termination, and (iii) such employee benefits, if any, as to which an Eligible Individual may be entitled pursuant to the terms governing such benefits.
(b)“Affiliate” means (i) any Subsidiary, (ii) an entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, as determined by the Company, or (iii) any entity in which the Company has such a significant interest that the Company determines it should be deemed an “Affiliate,” as determined in the sole discretion of the Company.
(c) “Base Salary” means the amount an Eligible Individual is entitled to receive as wages or salary on an annualized basis, calculated as of the Date of Termination or, if greater, before any reduction not consented to by the Eligible Individual.
(d)“Board” means the Board of Directors of the Company.
(e)“Cause” means the occurrence of any of the following events: (i) a willful failure by an Eligible Individual to perform his or her duties and responsibilities for the Company or an Affiliate, (ii) a willful misconduct by an Eligible Individual in performing his or her duties and responsibilities for the Company or an Affiliate, (iii) an intentional disclosure by an Eligible Individual to an unauthorized person confidential information or trade secrets of the Company or an Affiliate, (iv) an act by an Eligible Individual of fraud against, misappropriation from, or dishonesty to either the Company or an Affiliate, or any party if the Board of Directors determines such act could have an adverse impact on the Company, (v) a commission by an Eligible Individual of a felony or crime involving moral turpitude, as determined by the Board, (vi) a material violation by an Eligible Individual of any policy, code of ethics or business conduct, work rule or standard of the Company or an Affiliate, or (vii) a material breach by an Eligible Individual of any material agreement with the Company or an Affiliate.
(f)“Change in Control” means the occurrence of one of the following:

(i)Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;
(ii)Completion of a reorganization, merger or consolidation, in each case unless, following such reorganization, merger or consolidation, (A) more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding voting securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their beneficial ownership, immediately prior to such reorganization, merger or consolidation, of the Company’s outstanding voting securities, and (B) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;
(iii)(A) Completion of liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition (1) more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding voting securities entitled to vote generally in the election of directors immediately prior to such sale or other disposition in substantially the same proportion as their beneficial ownership, immediately prior to such sale or other disposition, of the Company’s outstanding voting securities, and (2) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board of Directors of the Company providing for such sale or other disposition of assets of the Company.
(g) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(h)“Code” means the Internal Revenue Code of 1986, as amended, and applicable administrative guidance issued thereunder.
(i)“Committee” means the Compensation Committee of the Board.

(j)“Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that if an Eligible Individual’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Eligible Individual. For all purposes of the Plan, an Eligible Individual’s Date of Termination shall not occur prior to the date the Eligible Individual incurs a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.
(k)“Disability” means the Eligible Individual’s disability as determined under the long-term disability plan or policy maintained by the Company or an Affiliate that covers the Eligible Individual, or if no such plan or policy is applicable, “Disability” means the Eligible Individual has been determined to be totally disabled by the Social Security Administration.
(l)“Good Reason” means, except as otherwise provided in an Eligible Individual’s Participation Agreement, the occurrence of one of the following conditions arising on or after the date such Eligible Individual commences participation in this Plan, as determined in a manner consistent with Treasury Regulation § 1.409A-1(n)(2)(ii) and without the express written consent of the Eligible Individual: (i) a material diminution by the Company or an Affiliate in the Eligible Individual’s duties and responsibilities, or (ii) a material reduction by the Company or an Affiliate in the Eligible Individual’s annual base salary other than a general reduction in Base Salary that affects all similarly situated executives, or employees with similar business functions, in substantially the same proportions, (iii) a material reduction by the Company or an Affiliate in the Eligible Individual’s (A) annual target cash incentive opportunity and/or (B) annual target equity-based compensation grant (determined based on the grant date fair value of such award) offered under the Company’s executive compensation program applicable to senior executives of the Company, provided that a material reduction in the target compensation described in clause (A) or (B) alone that is offset by a corresponding increase in one or more other elements of compensation shall not constitute a Good Reason condition if the total target compensation eligible to be earned by the Eligible Individual for such calendar year has not been materially reduced, or (iv) the Company or an Affiliate requiring the Eligible Individual to relocate his or her principal place of employment to a new location that is more than fifty (50) miles (calculated using the most direct driving route) from its current location. In the case of an Eligible Individual’s allegation of Good Reason for any condition described by clauses (i) through (iv) above, (1) the Eligible Individual shall provide notice to the Company of the event alleged to constitute Good Reason within ten (10) days after the occurrence of such event, and (2) the Company or one of its Affiliates (as applicable) shall have the opportunity to remedy the alleged Good Reason event within thirty (30) days from receipt of notice of such allegation. If not remedied within that thirty (30)-day period, the Eligible Individual may submit a Notice of Termination, provided that the Notice of Termination must be given no later than thirty (30) days after the expiration of such 30-day cure period; otherwise, the Eligible Individual will be deemed to have accepted such event, or the Company’s or Affiliate’s remedy of such event, that may have given rise to the existence of Good Reason; provided, however, such acceptance shall be limited to the occurrence of such event and shall not waive the Eligible Individual’s right to claim Good Reason with respect to future similar events.

(m)“Notice of Termination” means a written notice communicated by the Company (or its relevant employing Affiliate) or the Eligible Individual, as applicable, that (i) indicates the specific reason for termination of the Eligible Individual’s employment, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination, and (iii) specifies the Date of Termination.
(n)“Participation Agreement” means the form agreement presented to each Eligible Individual selected for participation in the Plan by the Committee or its delegate prior to his or her entry into this Plan, which shall evidence the employee’s designation as an Eligible Individual and the individual’s agreement to participate in this Plan and to comply with the terms, conditions, and restrictions within this Plan and within the Participation Agreement.
(o)“Partnership Agreement” means the Amended and Limited Partnership Agreement of Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership and the entity through which the Company conducts substantially all of its operations.
(p)“Performance Bonus” means the annual performance bonus payment an Eligible Individual is eligible to receive for a given calendar year pursuant to the Company’s or applicable Affiliate’s annual cash performance bonus program, as may be in effect from time to time.
(q)“Pro-Rata Bonus” means an amount equal to an Eligible Individual’s Target Performance Bonus, multiplied by a fraction, the numerator of which is the number of days during which the Eligible Individual was employed by the Company or applicable Affiliate in the calendar year of termination, and the denominator of which is 365.
(r)“Stock Incentive Plan” means the Company’s 2019 Stock Incentive Plan, as the same may be amended from time to time, or any successor plan thereto.
(s)“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. A “Subsidiary” shall include any entity other than a corporation to the extent permissible under Code Section 424(f) or regulations or rulings thereunder.
(t)“Target Performance Bonus” means the target amount of an Eligible Individual’s annual Performance Bonus for the year that includes the Date of Termination; provided, however, that for purposes of Section 5(c)(ii), Target Performance Bonus means the target amount of an Eligible Individual’s annual Performance Bonus in effect immediately prior to the Change in Control, as determined by the Committee or the officers of the Company, as applicable; provided, further, that in the event that an Eligible Individual has no target amount established for his or her annual Performance Bonus for the year that includes the Date of Termination, such Eligible Individual’s “Target Performance Bonus” shall mean the Eligible Individual’s average Performance Bonus amounts for the three full calendar years preceding the

Date of Termination (or if such Eligible Individual was not eligible to receive a Performance Bonus for at least three years preceding the Date of Termination, such lesser number of full calendar years for which a Performance Bonus was payable).
3.Administration of the Plan.
(a)Authority of the Administrator. The Plan will be administered by the Committee, or by a person or committee appointed by the Committee to administer the Plan (the “Administrator”). Subject to the express provisions of the Plan and applicable law, the Administrator will have the authority, in its sole and absolute discretion, to: (i) adopt, amend, and rescind administrative and interpretive rules and regulations related to the Plan, (ii) delegate its duties under the Plan to such agents as it may appoint from time to time, and (iii) make all other determinations, perform all other acts and exercise all other powers and authority necessary or advisable for administering the Plan, including the delegation of those ministerial acts and responsibilities as the Administrator deems appropriate. The Administrator shall have complete discretion and authority with respect to the Plan and its application except to the extent that discretion is expressly limited by the Plan. The Administrator may correct any defect, supply any omission, or reconcile any inconsistency in the Plan in any manner and to the extent it deems necessary or desirable to carry the Plan into effect, and the Administrator will be the sole and final judge of that necessity or desirability. The determinations of the Administrator on the matters referred to in this Section 3(a) will be final and conclusive.
(b)Manner of Exercise of Authority. Any action of, or determination by, the Administrator will be final, conclusive and binding on all persons, including the Company, its owners, each Eligible Individual, or other persons claiming rights from or through an Eligible Individual. The express grant of any specific power to the Administrator, and the taking of any action by the Administrator, will not be construed as limiting any power or authority of the Administrator. The Administrator may delegate to officers or managers of the Company or its Affiliates, or committees thereof, the authority, subject to such terms as the Administrator will determine, to perform such functions, including administrative functions, as the Administrator may determine. The Administrator may appoint agents to assist it in administering the Plan.
(c)Limitation of Liability. The Administrator will be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or its Affiliates, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. The Administrator and any officer or employee of the Company or its Affiliates acting at the direction or on behalf of the Administrator will not be personally liable for any action or determination taken or made in good faith with respect to the Plan and will, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.
4.Eligibility. Each employee of the Company or one of its Affiliates who (a) is chosen by the Committee to participate in the Plan; (b) receives a Participation Agreement from the Company or applicable Affiliate; and (c) executes and returns such Participation Agreement to the Company or applicable Affiliate in accordance with the terms of the Participation Agreement is eligible (each an “Eligible Individual”) to receive the benefits described in this

Plan. Notwithstanding anything in the Plan to the contrary, an Eligible Individual’s right to participate in this Plan shall be limited as provided in his or her Participation Agreement, which shall control in the event of any conflict between the provisions of the Plan and the terms of the Participation Agreement as applied to such Eligible Individual. Eligible Individuals shall be limited to a select group of management or highly compensated employees within the meaning of sections 201, 301, and 404 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
5.Plan Benefits.
(a)Termination Due to Death or Disability. In the event an Eligible Individual’s employment terminates by reason of his death or Disability, the Eligible Individual (or his estate) will be entitled to receive:
(i)the Accrued Payments; plus
(ii)provided that any Eligible Individual whose employment terminates by reason of his Disability satisfies the Severance Conditions described in Section 6:
(1)a Pro-Rata Bonus for the calendar year of termination, payable on the Company’s or employing Affiliate’s payroll date commensurate with or next following the 60th day following the Date of Termination; plus
(2) treatment of outstanding equity awards in accordance with the terms of the Company’s equity plan or plans under which they were granted and any applicable award agreements, which for the sake of clarity provides for the following treatment: (1) all outstanding equity-based compensation awards that do not vest based on the attainment of performance goals shall become fully vested and the restrictions thereon shall lapse, and (2) all outstanding equity-based compensation awards that vest based on the attainment of performance goals shall vest or be forfeited based on actual performance through the Date of Termination (determined by the Committee as provided in the applicable award agreement), but on a pro-rata basis determined by multiplying the payout by a fraction, the numerator of which is the number of days during which the Eligible Individual was employed by the Company or one of its Affiliates during the performance period, and the denominator of which is the full performance period; provided that, any delays in the settlement or payment of any such awards described in this Section 5(a)(ii)(B) that are set forth in the applicable award agreement and that are required under Section 409A of the Code shall remain in effect.
(b)Termination Without Cause or For Good Reason. In the event an Eligible Individual’s employment is terminated by the Company or one of its Affiliates without Cause or by the Eligible Individual for Good Reason and other than as provided under Section 5(c)(ii), the Eligible Individual will be entitled to receive:
(i)the Accrued Payments; plus

(ii)provided such Eligible Individual satisfies the Severance Conditions described in Section 6 and provided further that such Eligible Individual’s Participation Agreement indicates that the Eligible Individual is eligible for a severance benefit under this Section 5(b)(ii):
(1)severance in an amount equal to the product of (1) the Applicable Severance Multiple specified in such Eligible Individual’s Participation Agreement (the “Applicable Severance Multiple”) and (2) the sum of (x) an amount equivalent to twelve (12) months of Base Salary and (y) the Eligible Individual’s Target Performance Bonus (such product, the “Severance Amount”), which Severance Amount shall be divided into substantially equal installments over a period of months determined by multiplying the Applicable Severance Multiple by twelve (12) (the “Severance Period”), payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which payments in the aggregate are equal to the Severance Amount and which shall begin on the payroll date commensurate with or next following the 60th day following the Date of Termination; plus
(2)a Pro-Rata Bonus for the calendar year of termination, payable on the Company’s or employing Affiliate’s payroll date commensurate with or next following the 60th day following the Date of Termination; plus
(3)group health care coverage continuation for a number of months following the Eligible Individual’s Date of Termination determined by multiplying the Applicable Severance Multiple by twelve (12) months, provided in accordance with Section 5(d); plus
(4)notwithstanding the terms of the Stock Incentive Plan or Partnership Agreement or any applicable award agreements: (1) all outstanding equity-based compensation awards that do not vest based on the attainment of performance goals shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A of the Code shall remain in effect, and (2) all outstanding equity-based compensation awards that vest based on the attainment of performance goals shall remain outstanding and shall vest or be forfeited based on actual performance through the end of the applicable performance period, but on a pro-rata basis determined by multiplying the payout by a fraction, the numerator of which is the number of days during which the Eligible Individual was employed by the Company or one of its Affiliates during the performance period, and the denominator of which is the full performance period.
(c)Change in Control. Upon the occurrence of a Change in Control:
(i)outstanding equity awards shall become vested in accordance with the terms of the Company’s equity plan or plans under which they were granted and any applicable award agreements, which for the sake of clarity provides for the following treatment: (A) all outstanding equity-based compensation awards that do not vest based on the attainment of performance goals shall become fully vested and the restrictions thereon shall lapse unless the acquirer in the Change in Control agrees to continue to maintain such awards in accordance with their terms (subject to adjustment pursuant to the terms of the Stock Incentive Plan) following the Change in Control; provided that, if the acquirer continues to maintain such awards following the Change in Control in the manner described above, then such awards shall become fully vested and all restrictions thereon shall lapse upon a termination of the Eligible Individual’s employment described in Section 5(c)(ii), and (B) all outstanding equity-based compensation awards that vest based on the attainment of performance goals shall vest or be forfeited based on actual performance through the date of the Change in Control, which shall be determined based upon the Committee’s determination of the degree of achievement of the performance goals in full or on a prorated basis, or, if the Committee determines that the degree of achievement of the performance goals in full or on a prorated basis is not determinable, based on the assumption that the applicable target levels of the performance goals have been attained, or if the concept of target level of performance goals does not apply to the awards in question, on such other basis as may be determined by the Committee; provided that, any delays in the settlement or payment of any such awards described in this Section 5(c)(i) that are set forth in the applicable award agreement and that are required under Section 409A of the Code shall remain in effect.
(ii) In the event an Eligible Individual’s employment is terminated by the Company or an Affiliate for any reason other than for Cause or an Eligible Individual terminates employment for Good Reason, in each case within twenty-four (24) months following a Change in Control, then the Eligible Individual will be entitled to receive:
(A) the Accrued Payments; plus
(B) provided such Eligible Individual satisfies the Severance Conditions described in Section 6:
(1) a Pro-Rata Bonus for the calendar year of termination, payable on the Company’s or employing Affiliate’s payroll date commensurate with or next following the 60th day following the Date of Termination; plus
(2) a lump sum payment in an amount equal to the product of the Applicable Severance Multiple and the sum of (x) an amount equivalent to twelve (12) months of Base Salary and (y) the Eligible Individual’s Target Performance Bonus, payable on the payroll date commensurate with or next following the 60th day following the Date of Termination; plus
(3) group health care coverage continuation for a period following the Eligible Individual’s Date of Termination, which period shall equal the number of months determined by multiplying the Applicable Severance

Multiple by twelve (12) months, provided in accordance with Section 5(d); plus
(4) accelerated vesting of any equity awards maintained by the acquirer following the Change in Control pursuant to Section 5(c)(i)(A).
Notwithstanding the foregoing, if otherwise required to avoid any payment hereunder from being subject to tax under Code Section 409A, the lump sum payment form specified in Section 5(c)(ii)(B)(2) shall be paid in the same form and on the same schedule as specified for a qualifying termination without a Change in Control in Section 5(b)(ii)(A). For the sake of clarity, the foregoing sentence shall not apply to any Change in Control that also constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of its assets under Code Section 409A(a)(2)(A)(v).
(d)Group Health Care Coverage. If the Eligible Individual entitled to benefits under Section 5(b)(ii) or 5(c)(ii)(B) timely and properly elects continuation coverage under the Company’s or applicable Affiliate’s group health plans pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), then:
(i)the Company shall reimburse, or cause to be reimbursed to, the Eligible Individual for the difference between (A) monthly amount the Eligible Individual pays to effect and continue such coverage for himself and his spouse and eligible dependents, if any, under the Company’s or applicable Affiliate’s group health plans (the “Monthly Payment Amount”) and (B) the monthly premium amount paid by similarly situated actively employed executives of the Company and its Affiliates to effectuate the same level of coverage. Each such monthly reimbursement payment (the “Monthly Reimbursement Payment”) shall be paid to the Eligible Individual on the Company’s or applicable Affiliate’s first regularly scheduled pay date in the month immediately following the month in which the Eligible Individual timely remits the Monthly Premium Payment. The Eligible Individual shall be eligible to receive Monthly Reimbursement Payments under this Section 5(d)(i) until the earlier of: (1) the date the Eligible Individual is no longer eligible to receive COBRA continuation coverage and (2) the date on which the Eligible Individual becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company or applicable Affiliate by the Eligible Individual); provided, however, that the Eligible Individual acknowledges and agrees that (x) the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage will remain the Eligible Individual’s sole responsibility, and the Company and its Affiliates will assume no obligation for payment of any such premiums relating to such COBRA continuation coverage, (y) in no event shall the Company or any Affiliate be required to pay a Monthly Reimbursement Payment if such payment could reasonably be expected to subject the Company or an Affiliate to sanctions imposed pursuant to Section 2716 of the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (collectively, “PPACA”) and (z) if payment of a Monthly Reimbursement Payment cannot be provided to the

Eligible Individual without subjecting the Company or an Affiliate to sanctions imposed pursuant to Section 2716 of PPACA, then the parties agree to reform this Section 5(d)(i) in a manner as is necessary to comply with the requirements of PPACA; and
(ii)On and after the date the Eligible Individual is no longer eligible to receive COBRA continuation coverage (the “COBRA End Date”), if the Eligible Individual is entitled to receive additional months of group health care coverage continuation under Section 5(b) or 5(c), as applicable, and has not become eligible to receive coverage under a group health plan sponsored by another employer during the period beginning on the Date of Termination and ending on the COBRA End Date, then the Company shall pay or cause to be paid to the Eligible Individual a lump sum cash payment on the Company’s or applicable Affiliate’s first regularly scheduled pay date following the COBRA End Date equal to the product of (A) the Monthly Reimbursement Payment and (B) the number of additional months set forth in Section 5(b) or 5(c) for which the Eligible Individual is entitled to receive group health care coverage continuation.
(e)Termination for Cause or Without Good Reason. In the event an Eligible Individual’s employment is terminated by the Company or an Affiliate for Cause or by the Eligible Individual for a reason other than Good Reason, death, or Disability, the Eligible Individual will be entitled to receive only the Accrued Payments, and any outstanding unvested equity awards shall be immediately forfeited in accordance with the terms of the Company’s equity plan or plans under which they were granted and any applicable award agreements.
(f)Nonduplication of Benefits. Notwithstanding anything to the contrary herein, if any Eligible Individual is entitled to severance or change-in-control benefits pursuant to a separate written agreement between the Company (or one of its Affiliates) and such Eligible Individual, the payments and benefits provided under Sections 5(a)(ii), 5(b)(ii) and 5(c) of this Plan shall not result in any duplication of benefits but shall be reduced by the payments or benefits provided under such separate written agreement; provided that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A of the Code unless the offset would not result in a violation of the requirements of Section 409A of the Code.
6.Severance Conditions. Except as otherwise provided in Section 5(a)(ii), an Eligible Individual’s entitlement to any severance benefits under Section 5(a)(ii), Section 5(b)(ii), or Section 5(c)(ii)(B) will be subject to the following conditions (the “Severance Conditions”), in addition to any other conditions or requirements specified in this Plan:
(a)Receipt and Release. Any payment to any Eligible Individual in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company, its Affiliates and the Administrator under the Plan, and the Administrator shall require such Eligible Individual, as a condition precedent to such payment (other than with respect to Accrued Payments), to execute a receipt and release to such effect substantially in the form attached hereto as Exhibit A. In order to be effective, such release must be executed and returned to the Company, within the time provided by the Company to do so, and remain unrevoked by you within any time provided by the Company to do so. If any Eligible Individual is determined by the Administrator to be incompetent, by reason of physical or mental disability, to give a valid receipt and release, the Administrator may cause the payment or payments becoming due to such person to be made to another person for his benefit without responsibility on the part of the Administrator or the Company or any Affiliate to follow the application of such funds.
(b)Participation Agreement. The Eligible Individual must have executed and delivered a Participation Agreement in accordance with Section 4 of the Plan and must comply with all terms of this Plan and the Participation Agreement.
7.Certain Excise Taxes. Notwithstanding anything to the contrary in this Plan, if an Eligible Individual is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Plan, together with any other payments and benefits which such Eligible Individual has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by such Eligible Individual from the Company and its Affiliates will be one dollar ($1.00) less than three times such Eligible Individual’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by such Eligible Individual shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) or (b) paid in full, whichever produces the better net after-tax position to such Eligible Individual (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times such Eligible Individual’s base amount, then such Eligible Individual shall be required to immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, such Eligible Individuals’ excise tax liabilities under Section 4999 of the Code. Notwithstanding anything to the contrary in this Section 7, the Company and each Eligible Individual shall cooperate in good faith to mitigate the impact of the Excise Tax and any potential reduction to payments or benefits provided under this Plan or otherwise for such Eligible Individual.
8.Claims for Benefits.

(a)Initial Claim. Any Eligible Individual that the Committee determines is entitled to a payment of severance benefits under the Plan is not required to file a claim for such benefit, but in the event that an Eligible Individual or his estate claims (a “claimant”) to be eligible for a payment under the Plan that has not been received, or claims any other rights under the Plan, such claimant must complete and submit such claim forms and supporting documentation as will be required by the Administrator, in its sole and absolute discretion, within 60 days of the Eligible Individual’s Date of Termination. In connection with the determination of a claim, the claimant may examine the Plan and any other pertinent documents generally available to Eligible Individuals that are specifically related to the claim. A written notice of the disposition of any such claim will be furnished to the claimant within ninety (90) days after the claim is filed with the Administrator. Such notice will refer, if appropriate, to pertinent provisions of the Plan, will set forth in writing the reasons for denial of the claim, if a claim is denied (including references to any pertinent provisions of the Plan), and, where appropriate, will describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary. If the claim is denied, in whole or in part, the claimant will also be notified of the Plan’s claim review procedure and the time limits applicable to such procedure, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
(b)Request for Review. Within ninety (90) days after receiving written notice of the Administrator’s disposition of the claim, the claimant may file with the Administrator a written request for review of his claim. In connection with the request for review, the claimant will be entitled to be represented by counsel and will be given, upon request and free of charge, reasonable access to all pertinent documents, records, or other information relevant for the preparation of his claim. If the claimant does not file a written request for review within ninety (90) days after receiving written notice of the Administrator’s disposition of the claim, the claimant will be deemed to have accepted the Administrator’s written disposition, unless the claimant was physically or mentally incapacitated so as to be unable to request review within the ninety (90) day period.
(c)Decision on Review. After receipt by the Administrator of a written application for review of an initial claim determination, the Administrator will review the claim taking into account all comments, documents, records and other information submitted by the claimant regarding the claim without regard to whether such information was considered in the initial benefit determination. The Administrator will notify the claimant of its decision by delivery via certified or registered mail to the claimant’s last known address. A decision on review of the claim will be made by the Administrator within forty-five (45) days of receipt of the written request for review. If special circumstances require an extension of the forty-five (45) day period, the Administrator will so notify the claimant in writing prior to the end of the forty-five (45) day period, and a decision will be rendered within ninety (90) days of receipt of the request for review. Any such extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the determination on review. . The decision of the Administrator will be provided to the claimant as soon as possible but no later than five (5) days after the benefit determination is made and within the time periods described above. The decision will be in writing and will include the specific reasons for the decision presented in a manner calculated to be understood by the claimant and will contain references to all relevant Plan provisions on which the decision was based. Such decision will also advise the claimant that he may receive upon request, and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim and will inform the claimant of his right to file a civil action under section 502(a) of ERISA, in the case of an adverse decision regarding his appeal. The decision of the Administrator will be final and conclusive.
9.General Provisions.
(a)Taxes. The Company or applicable Affiliate is authorized to withhold from any payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith and to take such other action as the Company may deem advisable to enable the Company, its Affiliates, and Eligible Individuals to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Plan.
(b)Offset. The Company may set off against (or cause one of its Affiliates to offset against), and each Eligible Individual authorizes the Company or its applicable Affiliate to deduct from, any payments due to the Eligible Individual, or to his estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an Affiliate by the Eligible Individual, whether arising under this Plan or otherwise; provided that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A of the Code unless the offset would not result in a violation of the requirements of Section 409A of the Code.
(c)Term of the Plan; Amendment and Termination.
(i)Subject to the following paragraph, the Board reserves the right to amend or terminate the Plan at any time; provided, however, that the Board must provide at least twenty-four months (24 months) advance written notice to each Eligible Individual to the extent the Plan is terminated or the amendment of the Plan materially and adversely affects the rights of such Eligible Individuals; and provided further, that no termination or amendment of the Plan shall materially and adversely affect the rights of any Eligible Individual whose Date of Termination occurred prior to the date of such Plan termination or amendment.
(ii)Notwithstanding the foregoing, in the event of a Change in Control, no Eligible Individual’s right to receive payments or benefits with respect to a termination of employment occurring in connection with or within twenty-four (24) months following the Change in Control shall be adversely affected by any amendment or termination of the Plan that occurs within the period beginning six (6) months prior to the Change in Control and ending twenty-four (24) months following the Change in Control, except for any amendment or modification to which such Eligible Individual consents in writing.
(d)Successors. The Plan shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors, permitted assigns, heirs and personal representatives and estates, as the case may be. Neither the Plan nor any right or obligation hereunder of any party may be assigned or delegated without the prior written consent of the other party hereto; provided, however, that the Company may assign this Plan to any of its Affiliates, and an Eligible Individual may direct payment of any benefits that will accrue upon death. An Eligible Individual shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under the Plan; and no benefits payable under the Plan shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. The Plan shall not confer any rights or remedies upon any person or legal entity other than the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary in this Section 9(d), in the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.
(e)Unfunded Obligation. All benefits due an Eligible Individual under this Plan are unfunded and unsecured and are payable out of the general funds of the Company.
(f)Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder will be construed as (i) giving an Eligible Individual the right to continue in the employ or service of the Company or an Affiliate; (ii) interfering in any way with the right of the Company or any Affiliate to terminate an Eligible Individual’s employment or service at any time; or (iii) giving an Eligible Individual any claim to be treated uniformly with other employees.
(g)Nonexclusivity of the Plan. The adoption of the Plan by the Company will not be construed as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable. Except as otherwise expressly provided herein, nothing contained in the Plan will be construed to prevent the Company from taking any action which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any payments made under the Plan. No employee, beneficiary or other person will have any claim against the Company as a result of any such action. Any action with respect to the Plan taken by the Administrator, the Company, or any designee of the foregoing shall be conclusive upon all Eligible Individuals and beneficiaries entitled to benefits under the Plan.
(h)Severability. If any provision of the Plan is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Plan, but such provision will be fully severable and the Plan will be construed and enforced as if the illegal or invalid provision had never been included herein.
(i)Application of Section 409A. This Plan and the amounts payable pursuant to Section 5 of this Plan are intended to comply with the short-term deferral exception and/or separation pay exception to Section 409A of the Code and shall be construed and administered in accordance with Section 409A of the Code. To the extent that an Eligible Individual is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) as of the Eligible Individual’s Date of Termination, no amount that constitutes a deferral of compensation which is payable on account of the Eligible Individual’s separation from service shall be paid to the Eligible Individual before the date (the “Delayed Payment Date”) which is first day of the seventh month after the Eligible Individual’s Date of Termination or, if earlier, the date of the Eligible Individual’s death following such Date of Termination. All such amounts that would, but for this Section 9(j), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. No interest will be paid by the Company or any Affiliate with respect to any such delayed payments. For purposes of Section 409A of the Code, each payment or amount due under this Plan shall be considered a separate payment, and an Eligible Individual’s entitlement to a series of payments under this Plan is to be treated as an entitlement to a series of separate payments. To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to the Eligible Individual on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under his Plan shall not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A of the Code, and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A of the Code.
(j)Dispute Resolution and Governing Law. Subject to Section 8, any dispute, controversy, or claim arising out of or related to the Plan will be finally settled by arbitration in Atlanta, Georgia before, and in accordance with the applicable rules for the resolution of such disputes then in effect of, the American Arbitration Association, as well as any requirements imposed by state law. The arbitration award shall be final and binding on all parties. Nothing in this Section 9(j) shall prohibit the Company, any Affiliate, or an Eligible Individual from instituting litigation to enforce any arbitration award or to obtain a temporary restraining order or temporary injunctive relieve as contemplated by any provision of the Plan or an applicable Participation Agreement. All questions arising with respect to the provisions of the Plan and payments due hereunder will be determined by application of the laws of the State of Georgia without giving effect to any conflict of law provisions thereof, except to the extent Georgia law is preempted by federal law, including any applicable deference provided to ERISA plan administrators’ decisions and interpretations under federal law.
(k)Word Usage. Words used in the masculine shall apply to the feminine, where applicable, and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.

(l)Status/Named Fiduciary. The Plan is intended to qualify for the exemptions under Title I of ERISA provided for plans that are unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Administrator shall be the named fiduciary for purposes of the Plan.
(m)ERISA Rights. As a participant in the Plan, Eligible Individuals are entitled to certain rights and protections under ERISA, which provides that all Plan participants shall be entitled to:
(i)Examine without charge, at the Administrator’s office and at other specified locations such as worksites, all Plan documents, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports.
(ii)Obtain copies of all Plan documents and other Plan information upon written request to the Administrator. The Administrator may make a reasonable charge for the copies.
(iii)To the extent applicable, receive a summary of the Plan’s annual financial report. The Administrator is required by law to furnish each participant with a copy of this summary annual report.
In addition to creating rights for Plan participants, ERISA imposes obligations upon the people who are responsible for the operation of employee benefit plans. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Eligible Individuals and beneficiaries. No one, including the Company or any Affiliate, may fire an Eligible Individual or otherwise discriminate against the Eligible Individual in any way to prevent the Eligible Individual from obtaining benefits or exercising his or her rights under ERISA.
If a claim for a benefit under this Plan is denied in whole or in part, an Eligible Individual has the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps an Eligible Individual can take to enforce the above rights. For instance, if an Eligible Individual requests materials from the Administrator and does not receive them within 30 days, the Eligible Individual may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay the Eligible Individual up to $110 a day until the Eligible Individual receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If an Eligible Individual’s claim for benefits is denied or ignored, in whole or in part, the Eligible Individual may file suit in a state or federal court. If an Eligible Individual is discriminated against for asserting his or her rights, the Eligible Individual may seek assistance from the U.S. Department of Labor, or file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Eligible Individual is successful, the court may order the person sued by the Eligible Individual to pay the costs and fees. If the Eligible Individual loses, the court may order the Eligible

Individual to pay the costs and fees (for example, if it finds that the Eligible Individual’s claim is frivolous).
If an Eligible Individual has any questions about this Plan, the Eligible Individual should contact the Administrator. If an Eligible Individual has any questions about this statement or about his or her rights under ERISA, or if an Eligible Individual needs assistance in obtaining documents from the Administrator, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. An Eligible Individual may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
(n)Additional Information.

Plan Name:	Preferred Apartment Communities, Inc. Executive Severance and Change in Control Plan
Fiscal Year of Plan:	January 1 through December 31
Type of Plan:	Top Hat Pension Plan
Plan No.:	[002]
Plan Sponsor:	Preferred Apartment Communities, Inc. 3284 Northside Parkway, Suite 150 Atlanta, Georgia 30327 Phone: (770) 818-4100 Employer I.D. Number: [__________________]
Plan Administrator:	Preferred Apartment Communities, Inc. 3284 Northside Parkway, Suite 150 Atlanta, Georgia 30327 Phone: (770) 818-4100
Agent for Service of Legal Process:	General Counsel of the Company. Process shall be served at the address specified above.
[Signature Page Follows]

EXECUTED this __ day of ________, 2020.

PREFERRED APARTMENT COMMUNITIES, INC.

By:
Name:
Title:

18

EXHIBIT A
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS
This SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”) is entered into by and between Preferred Apartment Communities, Inc. (the “Company”) and [EMPLOYEE NAME] (“Employee”). All capitalized terms not defined herein shall have the meaning given to them in the Preferred Apartment Communities, Inc. Executive Severance And Change In Control Plan (the “Severance Plan”)
WHEREAS, Employee is a former employee of the Company and, as of [DATE] (the “Separation Date”), Employee was no longer employed by the Company;
WHEREAS, Employee and the Company wish for Employee to receive severance benefits as set forth in the Severance Plan, conditioned upon Employee’s entry into[, and non-revocation of,]1 this Agreement in the time provided to do so; and
WHEREAS, the parties wish to resolve any and all claims that Employee has or may have against the Company or any of the other Company Parties, including any claims that Employee may have arising out of Employee’s employment or the end of such employment.
NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee and the Company, the parties hereby agree as follows:
1.Separation from Employment. Employee and the Company acknowledge and agree that Employee’s employment with the Company ended as of Separation Date and, as of the Separation Date, Employee was no longer employed by the Company or any other Company Party (as defined below).
2.Separation Payment. Provided that Employee executes this Agreement and returns it to the Company, care of [NAME] at [ADDRESS] (email: [E-MAIL ADDRESS]), so that it is received by [NAME] no later than the close of business on [DATE]2 [and does not revoke Employee’s acceptance of this Agreement pursuant to Section 6(d) below,]3 then the Company shall provide Employee with [the payments and benefits due to Employee under Section 5 of the Severance Plan]4 (the “Severance Benefits”), which Severance Benefits shall be provided in accordance with the terms set forth in the Severance Plan.
3.Receipt of Leaves and Compensation. Employee expressly acknowledges and agrees that Employee is not entitled to the Severance Benefits but for Employee’s entry into this
1 Revocation language only included if Employee is over 40 years old.
2 Date to be at least 21 days after date Employee receives agreement if Employee is over 40 years old.
3 Revocation language only included if Employee is over 40 years old.
4 Amounts to be specified.
Exhibit A-1

Agreement and satisfaction of the terms herein. Employee further acknowledges and agrees that Employee has received all leaves (paid and unpaid) which Employee has been entitled to receive from each Company Party and that (with the exception of any amounts referenced in Section 2 above and, if still unpaid as of the date Employee signs this Agreement, Employee’s base salary for the pay period in which the Separation Date occurred) Employee has been paid all wages, bonuses, compensation and other sums that Employee is owed or has been owed by each Company Party, including all payments arising out of all incentive plans and any other bonus or contractual arrangement. For the avoidance of doubt, Employee expressly acknowledges and agrees that, other than the Severance Benefits, Employee is not eligible for any further or future severance pay or benefits from the Company or any other Company Party (including any pay or benefits arising from any severance plan or other agreement with any Company Party).
4.Complete Release of Claims.
a.Employee hereby forever releases and discharges the Company and each of its parents, subsidiaries, predecessors, successors, assigns and affiliated entities, along with each of the foregoing entities’ respective past, present, and future owners, affiliates, subsidiaries, stockholders, partners, officers, directors, members, managers, employees, agents, attorneys, successors, administrators, fiduciaries, insurers and benefit plans and the trustees and fiduciaries of such plans, in their personal and representative capacities (collectively, the “Company Parties”), from, and Employee hereby waives, any and all claims, demands, liabilities and causes of action of any kind that Employee has or could have, whether known or unknown, whether statutory or common law, including any claim for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, contractual entitlements, and all claims or causes of action relating to [his] [her] employment relationship with any Company Party, the termination of such employment relationship, or any other acts or omissions related to any matter occurring or existing on or prior to the date that Employee executed this Agreement, including (i) claims arising under or for any alleged violation of: (A) the Age Discrimination in Employment Act of 1967 [(including as amended by the Older Worker Benefit Protection Act)]5; (B) Title VII of the Civil Rights Act of 1964; (C) the Civil Rights Act of 1991; (D) Sections 1981 through 1988 of Title 42 of the United States Code; (E) the Employee Retirement Income Security Act of 1974 (“ERISA”); (F) the Immigration Reform Control Act; (G) the Americans with Disabilities Act of 1990; (H) the National Labor Relations Act; (I) the Occupational Safety and Health Act; (J) the Family and Medical Leave Act of 1993; (K) the Texas Labor Code (including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act); (L) any other local, state or federal anti-discrimination or anti-retaliation law; (M) any other local, state or federal law, regulation or ordinance; (ii) claims arising or for any alleged violation of any public policy, contract, tort, or common law claim, or claim for defamation, emotional distress, fraud or misrepresentation of any kind, promissory estoppel, breach of any implied duty of good faith and fair dealing, breach of implied or express contract, breach of fiduciary duty or wrongful discharge; (iii) any allegation for costs, fees, or other expenses including attorneys’ fees incu
5 Only included if Employee is over 40 years old.
Exhibit A-2

rred in the matters referenced herein; (iv) any claim, whether direct or derivative, arising from, or relating to, Employee’s status as a holder of any shares or interests in any Company Party; and (v) any and all claims Employee may have arising as the result of any alleged breach of any contract, incentive compensation plan or agreement, restricted unit agreement, or equity-based compensation plan or agreement with any Company Party (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for the consideration received by his through this Agreement, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
b.Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”) or other governmental agency, or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or other governmental agency; however, Employee understands and agrees that he is waiving any and all rights to recover any monetary or personal relief or recovery from a Company Party as a result of such EEOC or governmental agency proceeding or subsequent legal actions. Nothing herein waives Employee’s right to receive an award for information provided to a governmental agency. Further, in no event shall the Released Claims include (i) any claim which arises after the date this Agreement is executed by Employee, (ii) any claim to enforce Employee’s rights under this Agreement; or (iii) any claim to vested benefits under an employee benefit plan that is subject to ERISA.
5.Employee’s Representations. Employee represents, warrants and agrees that, as of the time that Employee executes this Agreement, Employee has not brought or joined any claims, appeals, complaints, charges or lawsuits against any Company Party in any court or before any government agency or arbitrator with respect to a matter, claim or incident that occurred or arose out of one or more occurrences that took place on or prior to the time that Employee signs this Agreement. Employee further represents and warrants that Employee has made no assignment, sale, delivery, transfer or conveyance of any rights [he] [she] has asserted or may have against any of the Company Parties with respect to any Released Claim.
6.Additional Acknowledgments and Rights. Employee acknowledges that:
a.Employee has carefully read this Agreement.
b.Employee has been advised, and hereby is advised in writing, to seek legal counsel before signing this Agreement, and [he] [she] has had adequate opportunity to do so.
Exhibit A-3

c.Employee has been given adequate time [and at least twenty-one (21) days]6 to review and consider this Agreement. [If Employee signs this Agreement before the expiration of twenty-one (21) days after Employee’s receipt of this Agreement, Employee has knowingly and voluntarily waived any longer consideration period than the one provided to Employee. No changes (whether material or immaterial) to this Agreement shall restart the running of this twenty-one (21) day period.]
d.[Employee has seven (7) days after signing this Agreement to revoke it (such seven-day period is referred to as the “Release Revocation Period”). This Agreement will not become effective or enforceable until the Release Revocation Period has expired without Employee exercising Employee’s revocation right. Any notice of revocation of the Agreement is effective only if such revocation is in writing and received by the Company, care of [NAME], at the address or e-mail address referenced in Section 2 above, on or before the expiration of the Release Revocation Period. Employee understands that if Employee revokes [his] [her] acceptance of this Agreement pursuant to this Section 6(d), neither the Company nor any other Company Party will provide Employee with any Severance Benefits, and all other terms of this Agreement will become null and void (provided, however, that the terms of Section 1 shall remain in effect).]7
e.Employee agrees and acknowledges that Employee is receiving, pursuant to this Agreement, consideration in addition to anything of value to which Employee is already entitled.
f.Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated within the four corners of this document; and Employee is signing this Agreement knowingly, voluntarily and of Employee’s own free will, and Employee understands and agrees to each of the terms of this Agreement.
g.No Company Party has provided any tax or legal advice regarding this Agreement to Employee, and Employee has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Employee’s own choosing such that Employee enters into this Agreement with full understanding of the tax and legal implications thereof.
7.Return of Company Property. Employee represents and warrants that Employee has returned (and not retained copies of) all property belonging to the Company or any of its Affiliates, including the originals and all copies of any records, files, computer discs or other materials which contain information about the Company’s business. Employee further represents and warrants that, by signing this Agreement, Employee has performed a search of Employee’s personal electronic storage devices and returned to the Company [or deleted] all of the
6 Twenty-one days only required if Employee is over 40 years old.
7 Revocation option included only if Employee is over 40 years old.
Exhibit A-4

Company’s business and confidential and proprietary information from Employee’s personal electronic devices, including smartphones, tables, computers, and other storage devices.
8.No Waiver. No failure by any party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
9.Applicable Law; Dispute Resolution.
a.This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Georgia without reference to the principles of conflicts of law thereof.
b.Any dispute, controversy, or claim arising out of or related to the Plan will be finally settled by arbitration in Atlanta, Georgia before, and in accordance with the applicable rules for the resolution of such disputes then in effect of, the American Arbitration Association, as well as any requirements imposed by state law. The arbitration award shall be final and binding on all parties. Nothing in this Section 9(b) shall prohibit the Company, any Affiliate, or an Eligible Individual from instituting litigation to enforce any arbitration award or to obtain a temporary restraining order or temporary injunctive relieve as contemplated by any provision of the Plan or an applicable Participation Agreement. Additionally, by agreeing to submit the claims described in this Section 9(b) to binding arbitration, Employee does not waive the right to file a claim or charge with a federal, state or local administrative agency such as the Equal Employment Opportunity Commission, National Labor Relations Board, Department of Labor, or similar agency, but does knowingly and voluntarily waive the right to file, or participate or obtain relief in, a court action of any nature against the Company, except as specifically described herein. THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.
10.Interpretation. In this Agreement, (a) the use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, and not to any particular subdivision unless expressly so limited; (d) references in any Article or Section or definition to any clause means such clause of such Article, Section or definition; (e) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified (including any waiver or consent) and in effect from time to time in accordance with the terms thereof; (f) reference to any law
Exhibit A-5

means such law as amended, modified, codified, reenacted or replaced and in effect from time to time; and (g) references to “or” shall be interpreted to mean “and/or”. The Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.
11.Severability. To the extent permitted by applicable law, the Company and Employee hereby agree that any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the parties’ bargain hereunder.
12.Withholding of Taxes and Other Employee Deductions. The Company may withhold from all payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.
13.Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
14.Third-Party Beneficiaries; Assignment. Each Company Party that is not a signatory hereto shall be an intended third-party beneficiary of Employee’s covenants, representations, and release of claims set forth in this Agreement and shall be entitled to enforce such covenants, representations, and release as if a party hereto. The Company has the right to assign this Agreement, including to any successor, but Employee does not. This Agreement inures to the benefit of the successors and assigns of the Company, who are intended third party beneficiaries of this Agreement.
15.Entire Agreement; Amendment. This Agreement, the Severance Plan, the Employee’s Participation Agreement, the Stock Incentive Plan, and the terms of any outstanding equity award agreements relating to the Stock Incentive Plan represent the entire agreement between the Company and Employee regarding the subject matter herein; provided, however, this Agreement complements and is in addition to (and does not supersede or replace) any agreements between the Parties that create obligations for Employee with respect to the return of Company property or other materials, confidentiality or non-disclosure. Subject to Section 13, this Agreement may not be changed orally but only by an agreement in writing agreed to and signed by Employee and the Company.
[Signatures begin on the following page]
Exhibit A-6

Exhibit A-7

IN WITNESS WHEREOF, the parties hereto have executed this Agreement with the intent to be legally bound.

[EMPLOYEE NAME]

[Employee name]

Date:

PREFERRED APARTMENT COMMUNITIES, INC.

By:
Name:
Title:

Exhibit A-8